Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2007, with respect to the consolidated financial statements of Euronext N.V., Amsterdam, The Netherlands, included in Amendment No. 2 to the Registration Statement (form S-4 No. 333-149480) and related prospectus of NYSE Euronext.

Amsterdam, The Netherlands

April 18, 2008

Ernst & Young Accountants